EXHIBIT 99

                                            FOR:   Consolidated Graphics, Inc.

                                    APPROVED BY:   Ronald E. Hale, Jr.
                                                   Vice President & Treasurer
                                                   (713) 529-4200

                                        CONTACT:   Betsy Brod/Nancy Healy
                                                   Media: Stan Froelich
                                                   Morgen-Walke Associates, Inc.
                                                   (212) 850-5600

FOR IMMEDIATE RELEASE

                 CONSOLIDATED GRAPHICS, INC. ANNOUNCES COMPLETION OF
                      THE SUPERIOR COLOUR GRAPHICS ACQUISITION

     HOUSTON, TEXAS - October 23, 1997 -- Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has completed the acquisition of Superior Colour Graphics in Kalamazoo, Michigan. This transaction continues the expansion efforts of Consolidated Graphics in the important upper-Midwest printing market. Consolidated Graphics acquired the privately-owned company in a combination cash and stock transaction. Other terms of the transaction were not disclosed.

     Superior Colour Graphics, a leading commercial printer in southwest Michigan for over 65 years, will retain its name and continue to be led be the management team of Tom and John Brussee. Superior is a premium color printer with state-of-the-art electronic imaging technology and pre-press departments, five sheet-fed computerized presses with up to 7-color capability and a fully equipped bindery.

     "Superior Colour, under the continued leadership of Tom and John Brussee and the added support of Consolidated Graphics, will remain committed to growing and offering its customers the highest-quality products and services," said Joe
R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics. "Superior Colour's team of dedicated employees has earned them the pre-eminent position within their market, thereby making it a great addition to Consolidated Graphics' already strong group of commercial printing companies."

     Consolidated Graphics is recognized as the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of two pending transaction, Consolidated Graphics will have 26 companies nationwide with annualized revenues of more than $250 million.

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